Exhibit 99.1

NEWS RELEASE
CONTACT:	Gary S. Maier/Crystal Warner Maier & Company, Inc. (310) 442-9852

FUEL SYSTEMS SOLUTIONS DELAYS FIRST QUARTER 2007 FORM 10-Q FILING

—Company Receives Additional Notice from Nasdaq—

SANTA ANA, CA – May 18, 2007 – Fuel Systems Solutions, Inc. (Nasdaq Global:FSYS) today announced that it will delay filing its quarterly report on Form 10-Q for the quarter ended March 31, 2007 until a special committee of its board of directors has completed an investigation into the company’s historical stock option grant practices. Fuel Systems had delayed filing its annual report on Form 10-K for fiscal 2006 for the same reason.

On May 14, 2007, Fuel Systems received a written staff determination notice from the NASDAQ Stock Market stating that the company is not in compliance with NASDAQ’s Marketplace Rule 4310(c)(14) because it did not timely file its quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2007. In response to a similar letter the company received in March 2007, Fuel Systems requested and was granted a hearing before the NASDAQ Listing Qualifications Panel, which took place on May 3, 2007. The company has not yet received notice from the panel of its decision.

Fuel Systems Solutions is a holding company currently comprised of two operating subsidiaries, IMPCO Technologies and BRC Gas Equipment. Additional information is available at www.fuelsystemssolutions.com. IMPCO designs, manufactures, markets and supplies advanced products and systems to enable internal combustion engines to run on clean burning gaseous fuels such as natural gas, propane and biogas. IMPCO is a leader in the heavy duty, industrial, power generation and stationary engines sectors. Headquartered in Santa Ana, California, IMPCO has offices throughout Asia, Europe, Australia and North America. Additional information is available at www.impcotechnologies.com. BRC produces a complete range of systems for converting vehicles to gaseous fuel to meet market requirements. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects. Headquartered in Cherasco, Italy, BRC has offices throughout Asia, Europe and South America. Additional information is available at www.brc.it

This press release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the company’s expectations regarding an internal review of its historical stock option grants. Such statements are only predictions, and the company’s actual results may differ materially. Factors that may cause the company’s results to differ include, but are not limited to: risks that the company’s stock will continue to be listed on

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the NASDAQ Stock Market and risks that the special committee’s investigation will not be completed in a timely manner.

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